Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS
SECOND QUARTER EARNINGS

Domestic comps increase 2.4%; 2008 earnings guidance reaffirmed

Highlights
•	Second quarter earnings per diluted share of $0.27 in 2008 vs. $0.23 in 2007
•	Comparable second quarter results, excluding the consolidation of BIBP, were $0.41 in 2008 vs. $0.40 in 2007, an increase of 2.5%
•	Domestic system-wide comparable sales increase of 2.4% for the quarter
•	32 net Papa John’s worldwide unit openings during the quarter
•	Earnings guidance for 2008 reaffirmed at a range of $1.68 to $1.76 per diluted share, excluding the impact of consolidating BIBP

Louisville, Kentucky (August 5, 2008) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $283.4 million for the second quarter of 2008, representing an increase of 10.6% from revenues of $256.3 million for the same period in 2007. Net income for the second quarter of 2008 was $7.6 million, or $0.27 per diluted share (including an after-tax loss of $4.1 million, or $0.14 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2007 second quarter net income of $7.0 million, or $0.23 per diluted share (including a net loss of approximately $5.3 million, or $0.17 per diluted share, from the consolidation of BIBP).

Revenues were $572.4 million for the six months ended June 29, 2008, representing an increase of 10.7% from revenues of $516.9 million for the same period in 2007. Net income for the six months ended June 29, 2008 was $16.3 million, or $0.57 per diluted share (including a net loss of $9.3 million, or $0.32 per diluted share, from the consolidation of BIBP), compared to last year’s net income of $20.2 million, or $0.66 per diluted share (including an after-tax loss of $5.5 million, or $0.18 per diluted share, from the consolidation of BIBP).

"Given the brutal commodity and consumer environment, our second quarter comps were very encouraging and our earnings and cash flow yield remained strong," said Papa John's president and chief executive officer, Nigel Travis. "As the commodities market and operating environment remain both difficult and unpredictable, we will continue to look for ways to assist both our corporate and franchise operators through this difficult period while driving top line sales."

Revenues Comparison

Revenues were $283.4 million for the second quarter of 2008, an increase of $27.2 million, or 10.6%, over the corresponding 2007 period. The increase in revenues for the second quarter of 2008 was principally due to the following:

•
Domestic company-owned restaurant revenues increased $14.2 million or 11.9%, reflecting an increase in comparable sales results of 3.6% and an 8.3% increase in equivalent units due to the acquisition of 42 domestic restaurants during the last six months of 2007.

•	Franchise royalties increased $1.0 million, primarily due to the increase in royalty rate from 4.0% to 4.25% for the majority of domestic franchise restaurants effective at the beginning of 2008.
•
Domestic commissaries revenues increased $10.1 million due to increases in the price of certain commodities, primarily cheese and wheat. The commissary charges a fixed dollar mark-up on its cost of cheese, and cheese cost is based upon the 40 lb. cheddar block price, which increased from $1.38 per pound in the second quarter of 2007 to $1.75 per pound in the second quarter of 2008, or a 26.8% increase. The cost of wheat, as measured on domestic commodity markets, has increased more than 100% for the first six months of 2008, as compared to the corresponding 2007 period.

•	International revenues increased $2.4 million reflecting the increase in both the number and average unit volumes of our company-owned and franchised restaurants over the past year.

For the six-month period ending June 29, 2008, revenues increased $55.5 million, or 10.7%, principally due to the reasons mentioned above and due to a first quarter increase in other sales from expanded commercial volumes at our print and promotions subsidiary, Preferred Marketing Solutions, Inc.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the second quarter of 2008 was $12.2 million, compared to $11.1 million for the corresponding period in 2007. For the six months ended June 29, 2008, pre-tax income was $25.8 million compared to $31.8 million for the corresponding period of 2007. Excluding the impact of the consolidation of BIBP, second quarter 2008 pre-tax income was $18.5 million, a decrease of $900,000 or 4.5%, from the 2007 comparable results of $19.4 million and pre-tax income for the six months ended June 29, 2008 was $40.0 million, a decrease of $400,000, or 1.1%, from the 2007 comparable results. An analysis of the changes in pre-tax income for the three- and six-month periods ended June 29, 2008, respectively (excluding the consolidation of BIBP), are summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income decreased $400,000 and $800,000 for the three- and six-month periods ended June 29, 2008, respectively. The second quarter of 2007 included a $600,000 pre-tax gain associated with the termination of a lease agreement. Excluding the $600,000 gain associated with this termination, operating income increased $200,000 in the three-month period ended June 29, 2008. The six-month 2008 operating results included a $1.2 million loss on the anticipated sale of company-owned restaurants (see further discussion in the Refranchising Initiative Update section below) and the costs associated with the closing of five restaurants during the first quarter of 2008, compared to a loss of approximately $100,000 in the prior year. Excluding both the incremental $1.1 million loss associated with the disposition of restaurants and the prior year gain on lease termination noted above, domestic company-owned restaurants’ operating income improved approximately $900,000 in the six-month period ended June 29, 2008 as compared to the same period in 2007. This improvement in operating results is primarily the result of the acquisition of 42 restaurants during the last six months of 2007 and the fixed cost leverage associated with increases of 3.6% and 3.1%, respectively, in comparable sales for the three- and six-month periods ended June 29, 2008, substantially offset by the significant rise in commodity costs during the three and six months ended June 29, 2008. Restaurant operating margin on an external basis, excluding the impact of the consolidation of BIBP, decreased as a percentage of sales 1.3% and 1.1% for the three- and six-month periods ended June 29, 2008, respectively.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $300,000 and $1.9 million for the three- and six-month periods ended June 29, 2008, respectively, reflecting a reduction in gross margin percentage resulting from increases in the cost of certain commodities and increases in distribution costs due to higher fuel prices.

•
Domestic Franchising Segment. Domestic system-wide franchise sales for the second quarter of 2008 increased 2.3% to $372.6 million from $364.1 million for the same period in 2007 and increased 1.9% to $754.4 million for the six months ended June 29, 2008, from $740.5 million for the same period in 2007, primarily resulting from increases of 1.9% and 1.6% in comparable sales for the three- and six-month periods, respectively. Domestic franchising operating income increased $1.0 million, to $13.1 million, for the three months ended June 29, 2008, from $12.1 million in the prior comparable period and increased $2.5 million to $27.6 million for the six-month period ended June 29, 2008, from $25.1 million in the prior comparable period. The increases for both the three- and six-month periods were primarily the result of the 0.25% increase in our royalty rate implemented at the beginning of 2008 (the royalty rate for the majority of domestic franchisees is 4.25% in 2008 as compared to 4.0% in 2007). The increase in the royalty rate was a part of the franchise agreement renewal program announced in the fourth quarter of 2007. This program was completed during the first quarter of 2008, with over 95% of our domestic franchisees renewing under the new form of franchise agreement. Our equivalent franchise units for both the three- and six-month periods ended June 29, 2008 were relatively consistent with the corresponding 2007 periods as net unit openings substantially offset the previously mentioned acquisition of 42 restaurants by the company during the last six months of 2007.

•
International Segment. The international segment reported operating losses of $1.5 million and $3.3 million for the three and six months ended June 29, 2008, respectively, compared to losses of $2.0 million and $4.4 million, respectively, in the same periods of the prior year. The improvements of $500,000 and $1.1 million in operating results reflect leverage on the international organizational structure from increased revenues due to growth in the number of units and unit volumes.

•
All Others Segment. The operating income for the “All others” reporting segment increased approximately $300,000 and $1.8 million for the three and six months ended June 29, 2008, respectively, as compared to the corresponding 2007 periods. The increases are primarily due to improvements in operating results of our print and promotions subsidiary, Preferred Marketing Solutions, Inc., resulting from increased commercial sales and related margin improvement.

•
Unallocated Corporate Segment. Unallocated corporate expenses increased $1.7 million and $2.6 million for the three and six months ended June 29, 2008, as compared to the corresponding periods of the prior year. The components of the unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 29,	July 1,	Increase	June 29,	July 1,	Increase
	2008	2007	(decrease)	2008	2007	(decrease)

General and administrative	$6,048	$4,404	$1,644	$12,196	$9,289	$2,907
Net interest	1,186	1,406	(220)	2,358	2,698	(340)
Depreciation	1,940	1,587	353	3,737	3,313	424
Contributions to the Marketing Fund	75	-	75	150	400	(250)
Other expense (income)	(105)	89	(194)	(78)	81	(159)
Total unallocated corporate expenses	$9,144	$7,486	$1,658	$18,363	$15,781	$2,582

The increases in unallocated general and administrative costs for both the three- and six-month periods were primarily due to increases in executive incentive compensation, including our management incentive program, as a result of (1) an expected higher level of goal achievement in 2008 as compared to 2007; and (2) the fact that the prior year periods included adjustments of approximately $1.2 million for awards forfeited by our Founder Chairman due to a change in status from an employee director of the company to a non-employee director. Additionally, an increase in certain employee benefit costs during 2008, including health insurance, and severance-related costs recorded in the first quarter of 2008 impacted the year-over-year comparison.

The effective income tax rate was 37.2% and 36.9% for the three and six months ended June 29, 2008, respectively, (36.5% and 36.2% for the three- and six-month periods, respectively, excluding BIBP) and 36.9% and 36.6% for the same periods in 2007 (36.5% for both the three- and six-month periods in 2007, excluding BIBP).

Cash Flow

Cash flow from operations was $29.3 million for the first six months of 2008 as compared to $26.2 million for the comparable period in 2007. The consolidation of BIBP decreased cash flow from operations by approximately $14.3 million and $8.7 million in the first six months of 2008 and 2007, respectively. Excluding the impact of the consolidation of BIBP, cash flow from operations was $43.5 million in 2008, as compared to $34.9 million in the corresponding 2007 period. The $8.6 million increase was primarily due to an improvement in working capital, including income and other taxes, accrued expenses and accounts payable.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended June 29, 2008.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the second quarter of 2008 increased 2.4% (composed of a 3.6% increase at company-owned restaurants and a 1.9% increase at franchised restaurants). Domestic system-wide comparable sales for the six months ended June 29, 2008 increased 2.0% (composed of a 3.1% increase at company-owned restaurants and a 1.6% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the second quarter of 2008, 29 domestic restaurants (five company-owned and 24 franchised) were opened. On a year-to-date basis, we have opened 55 domestic restaurants (nine company-owned and 46 franchised) and 46 restaurants were closed. Our total domestic development pipeline as of June 29, 2008 included approximately 350 restaurants scheduled to open over the next ten years.

At June 29, 2008, there were 3,270 domestic and international Papa John’s restaurants (670 company-owned and 2,600 franchised) operating in all 50 states and 28 countries. The company-owned unit count includes 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the second quarter, we opened 38 restaurants (two company-owned and 36 franchised) while five restaurants were closed. On a year-to-date basis, we have opened 60 restaurants (five company-owned and 55 franchised) while seven restaurants were closed.

•
International franchise sales increased 30.1% to $55.3 million in the second quarter of 2008, from $42.5 million in the prior year comparable quarter and 31.6% to $107.7 million for the six months ended June 29, 2008, from $81.8 million in the prior year comparable period.

•
As previously announced we entered into an agreement with Berjaya Pizza Company Sdn. Bhd. for the development of 100 restaurants over the next ten years in Malaysia. The first restaurant is scheduled to open later this year.

•	We recently entered into an agreement for the development of 20 units in the Dominican Republic over the next nine years, with the first opening scheduled to occur this year.
•	At the end of June, we reached the milestone of over 500 restaurants operating internationally ten years after the opening of our first restaurant outside of the U.S.

As of June 29, 2008, the company had a total of 501 restaurants operating internationally (18 company-owned and 483 franchised), of which 160 were located in Korea and China and 109 were located in the United Kingdom and Ireland. Our total international development pipeline as of June 29, 2008 included approximately 1,100 restaurants scheduled to open over the next ten years.

Refranchising Initiative Update

At year-end, the company announced the implementation of a formal refranchising initiative, the goal of which is to increase the percentage of franchised units in the domestic restaurant portfolio over time. The company's goal is to reduce the percentage of domestic-owned company units to below 20% in the next few years (23.5% at June 29, 2008).

The company is working to complete the sale of 21 company-owned restaurants located in two markets. Our goal is to complete the sale of these restaurants during the third quarter of 2008, subject to satisfactory completion of due diligence and finalization of third-party financing by the buyers. The company plans to continue to review additional divestiture opportunities over the next several months.

Share Repurchase Activity

The company’s board of directors has authorized the repurchase of $50.0 million of common stock during 2008. The company repurchased approximately 664,000 shares of its common stock at an average price of $27.13 per share, or a total of $18.0 million, during the second quarter of 2008, and 768,000 shares of its common stock at an average price of $26.40 per share, or a total of $20.3 million, during the first six months of 2008. A total of 26,000 and 50,000 shares of common stock were issued upon the exercise of stock options for the three- and six-month periods ended June 29, 2008, respectively. Subsequent to quarter-end, through July 30, 2008, the company repurchased an additional $6.9 million of common stock (255,000 shares at an average price of $26.99 per share). At July 30, 2008, $22.8 million remains available for repurchase under the repurchase authorization.

There were 28.7 million diluted weighted average shares outstanding for the second quarter of 2008, as compared to 30.6 million for the same period in 2007, a 6.2% decrease. Approximately 28.3 million actual shares of the company’s common stock were outstanding as of June 29, 2008.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.01 for the three and six months ended June 29, 2008.

2008 Earnings Guidance Reaffirmed

The company reaffirms its previously announced 2008 earnings per diluted share guidance in the range of $1.68 to $1.76 for the year. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP and reflects our expectations of continued commodity price pressures, most notably cheese and wheat, as well as increased fuel costs. We expect that net worldwide unit growth will more likely be near the low end of our previous guidance of a range of 160 to 190 units due to the possibility of reduced unit openings and/or increased unit closings as a result of continued pressures on operating margins related to increased commodity, labor and energy costs. We also reiterate our guidance for domestic system-wide comparable sales to increase in the range of 1.25% to 2.75%.

Non-GAAP Measures

The financial information we present in this press release excluding the impact of the consolidation of BIBP are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the consolidation of BIBP is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of the consolidation of BIBP because the results of BIBP are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude BIBP. Management believes these non-GAAP measures provide management and investors with a more consistent view of performance than the closest GAAP equivalent. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the table below to reconcile the financial results we present in this press release excluding the impact of the consolidation of BIBP to our GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
(In thousands, except per share amounts)	2008	2007	2008	2007

Pre-tax income, as reported	$12,186	$11,110	$25,787	$31,823
Loss from BIBP cheese purchasing entity	6,302	8,257	14,253	8,663
Pre-tax income, excluding BIBP	$18,488	$19,367	$40,040	$40,486

Net income, as reported	$7,648	$7,009	$16,273	$20,164
Loss from BIBP cheese purchasing entity	4,096	5,289	9,264	5,545
Net income, excluding BIBP	$11,744	$12,298	$25,537	$25,709

Earnings per diluted share, as reported	$0.27	$0.23	$0.57	$0.66
Loss from BIBP cheese purchasing entity	0.14	0.17	0.32	0.18
Earnings per diluted share, excluding BIBP	$0.41	$0.40	$0.89	$0.84

Cash flow from operations, as reported			$29,252	$26,244
BIBP cheese purchasing entity			14,253	8,663
Cash flow from operations, excluding BIBP			$43,505	$34,907

Forward-Looking Statements

Certain information contained in this quarterly report, particularly information regarding future financial performance and plans and objectives of management, is forward-looking. Certain factors could cause actual results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the uncertainties associated with litigation; the possibility of impairment charges if PJUK or recently acquired restaurants perform below our expectations; our PJUK operations remain contingently liable for payment under certain lease arrangements with a total value of approximately $10.0 million associated with the sold Perfect Pizza operations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. In recent months, the credit markets have experienced instability. Our franchisees may experience difficulty in obtaining adequate financing and thus our growth strategy and franchise revenues may be adversely affected. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (“QC Centers”) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. See “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for additional factors.

Conference Call

A conference call is scheduled for August 6, 2008 at 10:00 EDT to review second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 32146821) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 32146821).

The conference call will be available for replay, including downloadable podcast, beginning August 6, 2008, at approximately noon through August 13, 2008, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 32146821). International participants may dial 706-645-9291 (pass code 32146821).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
(In thousands, except per share amounts)	2008	2007	2008	2007

Revenues	$283,408	$256,256	$572,413	$516,880

Income before income taxes *	$12,186	$11,110	$25,787	$31,823

Net income	$7,648	$7,009	$16,273	$20,164

Earnings per share - assuming dilution	$0.27	$0.23	$0.57	$0.66

Weighted average shares outstanding - assuming dilution	28,705	30,600	28,754	30,623

EBITDA (1)	$22,211	$20,037	$45,444	$49,818

*The following is a summary of our income (loss) before income taxes (in thousands):

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Domestic company-owned restaurants	$7,157	$7,535	$14,955	$15,750
Domestic commissaries	7,624	7,917	16,057	17,931
Domestic franchising	13,095	12,065	27,567	25,108
International	(1,520)	(2,032)	(3,259)	(4,352)
All others	1,993	1,679	4,518	2,724
Unallocated corporate expenses	(9,144)	(7,486)	(18,363)	(15,781)
Elimination of intersegment profits	(717)	(311)	(1,435)	(894)
Income before income taxes, excluding VIEs	18,488	19,367	40,040	40,486
VIEs, primarily BIBP (2)	(6,302)	(8,257)	(14,253)	(8,663)
Total income before income taxes	$12,186	$11,110	$25,787	$31,823

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

EBITDA (1)	$22,211	$20,037	$45,444	$49,818
Income tax expense	(4,538)	(4,101)	(9,514)	(11,659)
Net interest	(1,621)	(1,338)	(3,247)	(2,511)
Depreciation and amortization	(8,404)	(7,589)	(16,410)	(15,484)
Net income	$7,648	$7,009	$16,273	$20,164

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP incurred an operating loss of $6.3 million in the second quarter of 2008, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $1.4 million and $4.4 million, respectively. The remainder of the second quarter 2008 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For the second quarter of 2007, BIBP reported an operating loss of $8.3 million, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $1.9 million and $6.3 million, respectively. The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank.

BIBP incurred an operating loss of $14.3 million for the six months ended June 29, 2008, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $3.3 million and $9.9 million, respectively. The remainder of the 2008 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For the six months ended July 1, 2007, BIBP reported operating losses of $8.7 million, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $2.4 million and $6.2 million, respectively. The remainder of the 2007 loss was primarily composed of interest expense on outstanding debt with a third-party bank.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$133,815	$119,633	$272,670	$241,677
Variable interest entities restaurant sales	2,239	1,602	4,279	3,289
Franchise royalties	14,759	13,746	30,204	28,198
Franchise and development fees	247	541	1,167	1,303
Commissary sales	106,321	96,224	212,368	196,423
Other sales	16,434	17,355	33,279	31,846
International:
Royalties and franchise and development fees	3,108	2,223	6,128	4,671
Restaurant and commissary sales	6,485	4,932	12,318	9,473
Total revenues	283,408	256,256	572,413	516,880

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	30,803	25,829	62,375	50,917
Salaries and benefits	40,050	35,928	81,610	72,872
Advertising and related costs	11,913	11,159	24,610	22,062
Occupancy costs	8,540	7,520	17,011	14,809
Other operating expenses	18,072	16,411	36,379	32,804
Total domestic Company-owned restaurant expenses	109,378	96,847	221,985	193,464

Variable interest entities restaurant expenses	1,987	1,352	3,780	2,731

Domestic commissary and other expenses:
Cost of sales	89,976	80,944	179,982	162,719
Salaries and benefits	9,127	9,006	18,092	17,804
Other operating expenses	12,112	11,147	23,644	22,145
Total domestic commissary and other expenses	111,215	101,097	221,718	202,668

Loss from the franchise cheese-purchasing program, net of minority interest	4,364	6,277	9,922	6,178
International operating expenses	5,818	4,426	11,158	8,464
General and administrative expenses	27,237	25,221	54,451	50,621
Minority interests and other general expenses	1,198	999	3,955	2,936
Depreciation and amortization	8,404	7,589	16,410	15,484
Total costs and expenses	269,601	243,808	543,379	482,546

Operating income	13,807	12,448	29,034	34,334
Net interest	(1,621)	(1,338)	(3,247)	(2,511)
Income before income taxes	12,186	11,110	25,787	31,823
Income tax expense	4,538	4,101	9,514	11,659
Net income	$7,648	$7,009	$16,273	$20,164

Basic earnings per common share	$0.27	$0.23	$0.57	$0.67
Earnings per common share - assuming dilution	$0.27	$0.23	$0.57	$0.66

Basic weighted average shares outstanding	28,372	30,054	28,536	30,059
Diluted weighted average shares outstanding	28,705	30,600	28,754	30,623

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 29,	December 30,
	2008	2007
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$8,356	$8,877
Accounts receivable	23,427	22,539
Inventories	16,981	18,806
Prepaid expenses	9,685	10,711
Other current assets	6,087	5,581
Assets held for sale	4,450	-
Deferred income taxes	8,430	7,147
Total current assets	77,416	73,661

Investments	855	825
Net property and equipment	196,689	198,957
Notes receivable	11,597	11,804
Deferred income taxes	18,400	12,384
Goodwill	83,194	86,505
Other assets	17,255	17,681
Total assets	$405,406	$401,817

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$31,450	$31,157
Income and other taxes	12,570	10,866
Accrued expenses	54,923	56,466
Current portion of debt	12,225	8,700
Total current liabilities	111,168	107,189

Unearned franchise and development fees	5,791	6,284
Long-term debt, net of current portion	135,195	134,006
Other long-term liabilities	26,810	27,435
Total liabilities	278,964	274,914

Total stockholders' equity	126,442	126,903
Total liabilities and stockholders' equity	$405,406	$401,817

Note:
The balance sheet at December 30, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 29, 2008	July 1, 2007
	(Unaudited)	(Unaudited)
Operating activities
Net income	$16,273	$20,164
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses (gains)	1,167	(434)
Provision for uncollectible accounts and notes receivable	1,264	1,034
Depreciation and amortization	16,410	15,484
Deferred income taxes	(7,178)	(5,709)
Stock-based compensation expense	2,567	1,855
Excess tax benefit related to exercise of non-qualified stock options	(117)	(3,025)
Other	137	3,694
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,251)	1,048
Inventories	1,825	1,785
Prepaid expenses	1,026	(1,723)
Other current assets	(256)	908
Other assets and liabilities	(1,233)	(892)
Accounts payable	293	(2,437)
Income and other taxes	1,704	(1,228)
Accrued expenses	(1,885)	(3,929)
Unearned franchise and development fees	(494)	(351)
Net cash provided by operating activities	29,252	26,244

Investing activities
Purchase of property and equipment	(16,010)	(16,433)
Purchase of investments	(437)	-
Proceeds from sale or maturity of investments	407	671
Loans issued	(681)	(4,263)
Loan repayments	1,078	2,029
Acquisitions	(100)	(8,615)
Proceeds from divestitures of restaurants	-	632
Other	156	27
Net cash used in investing activities	(15,587)	(25,952)

Financing activities
Net proceeds from line of credit facility	1,102	19,500
Net proceeds from short-term debt - variable interest entities	3,525	10,250
Excess tax benefit related to exercise of non-qualified stock options	117	3,025
Proceeds from exercise of stock options	965	10,323
Acquisition of Company common stock	(20,287)	(35,827)
Other	339	(675)
Net cash (used in) provided by financing activities	(14,239)	6,596

Effect of exchange rate changes on cash and cash equivalents	53	66
Change in cash and cash equivalents	(521)	6,954
Cash and cash equivalents at beginning of period	8,877	12,979

Cash and cash equivalents at end of period	$8,356	$19,933

Restaurant Progression
Papa John's International, Inc.

	Second Quarter Ended June 29, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	17	2,122	451	3,238
Opened	5	2	24	36	67
Closed	(1)	(1)	(29)	(4)	(35)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	652	18	2,117	483	3,270

	Second Quarter Ended July 1, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	586	8	2,086	364	3,044
Opened	9	-	38	18	65
Closed	(2)	-	(15)	(2)	(19)
Acquired	13	-	-	-	13
Sold	-	-	(13)	-	(13)
End of Period	606	8	2,096	380	3,090

Restaurant Progression
Papa John's International, Inc.

	Six Months Ended June 29, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	9	5	46	55	115
Closed	(6)	(1)	(40)	(6)	(53)
Acquired	1	-	-	-	1
Sold	-	-	(1)	-	(1)
End of Period	652	18	2,117	483	3,270

	Six Months Ended July 1, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	13	-	60	36	109
Closed	(2)	-	(26)	(6)	(34)
Acquired	19	-	1	3	23
Sold	(1)	(3)	(19)	-	(23)
End of Period	606	8	2,096	380	3,090